UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ENGELHARD CORPORATION
(Name of Registrant as Specified In Its Charter)
IRON ACQUISITION CORPORATION BASF AKTIENGESELLSCHAFT
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exhibit 99(a)(29)

1st Quarter 2006 Analyst Conference Call

May 4, 2006, 8.30 a.m. (CEST)

Mannheim

Analyst Conference Call Script

Dr. Kurt Bock

Analyst Conference Call Script, May 4, 2006	2

Ladies and Gentlemen,

Welcome to today’s conference call on our first quarter 2006 results.

[“Income Statement Highlights I”]

At 12.5 billion euros, first-quarter sales were 24% higher than in the same period of 2005. EBIT before special items increased to 1.87 billion euros, 19% above the level of 2005. A major contributor to this was our Oil & Gas segment. Reported EBIT after special items increased by 23% to 1.85 billion euros. Net income increased 10% to 950 million euros.

At 1.4 billion euros, cash flow from operations was at a record high for a first quarter. Our disciplined approach with regard to both capex and working capital continues to pay off.

Let us now look into our performance during the first quarter of 2006 in more detail.

[“Components of Sales Development”]

For the first time, sales exceeded 12 billion euros in a single quarter. This strong growth in sales of more than 24 percent year over year is due to a combination of higher volumes (+7%), improved pricing (+12%) and positive currency effects (+4%), largely related to the USD/Euro exchange rate as well as from acquisitions and divestitures (+1%).

All segments achieved higher sales volumes, with the exception of Agricultural Products & Nutrition. In particular, Chemicals and Oil & Gas each delivered 11

Analyst Conference Call Script, May 4, 2006	3

percent volume growth in the quarter. The new chemical plant in Nanjing, China, operated very successfully; and also production and trading of gas went up.

In addition, we were also able to pass on price increases across almost all businesses in our portfolio. Obviously, the Oil & Gas segment showed the most substantial price increases.

[“Q1 2006 Performance by Region”]

In Q1 2006 we increased sales across all regions. Asia posted especially strong results with sales increasing 30% and EBIT before special items up 32% year over year.  Here, the Verbund site in Nanjing, China provided a significant contribution to our growth. In Europe, we increased sales by 27% and EBIT before special items by 25%, mainly due to the positive development of our Oil & Gas business in this region. Sales in Europe excluding Oil & Gas increased by 11%. In South America, Africa and the Middle East, we increased sales by 13%. EBIT before special items from the region declined by 55% year on year as a result of lower sales volumes particularly in the largest market, Brazil. In NAFTA, we continued to deliver strong results with sales increasing by 17% and EBIT before special items by 10%. During the quarter, EBIT in NAFTA was negatively affected by the temporary shutdown of the cracker in Port Arthur, Texas. However, strong demand for other products, particularly polyurethanes, more than compensated for this.

 [“Income Statement Highlights II”]

Now let’s look at the financial result which amounted to 21 million euros in the quarter. Income from financial assets totaled 15 million euros, a decline of 79% compared with last year.  Last year’s figure included the equity earnings of our

Analyst Conference Call Script, May 4, 2006	4

stake in the BASELL joint venture, which was sold during the third quarter of 2005.

Our net interest result slightly declined to minus 48 million euros as a result of our higher long-term debt position in Q1 2006 compared to Q1 2005. Other financial results increased to 54 million euros due to gains on the sale of marketable securities.

Based on the higher operating profit and the positive financial result we realized income before taxes and minority interests of 1.87 billion euros, an improvement of 21%.

The tax rate during the quarter was 46 percent compared with 40 percent last year. The higher tax level is explained by the non-deductible foreign income taxes on oil production, which amounted to 272 million euros compared with 198 million euros in the same period of 2005.

Net income increased by 10 percent to nearly 1 billion euros. Minority interests, primarily in WINGAS and in Petrochemicals, accounted for 67 million euros. Earnings per share in the first quarter were 1.87 euros - an increase of 17 percent compared with the same period of the previous year.

 [“Segment Performance”]

Looking at top line performance, all segments outperformed their already strong 2005 results, with Oil & Gas delivering the strongest results compared with last year.

Analyst Conference Call Script, May 4, 2006	5

In our Chemicals segment, sales reached a record level due to strong volume, price increases and positive currency effects. Sales for the segment were 2.2 billion euros, up 23% year over year. EBIT before special items declined by 26% as higher raw material and energy prices could not be fully passed on to the market. In addition, earnings were negatively impacted by plant shut downs.

Sales in Plastics increased to 3.1 billion euros, a 10% year over year increase, due to higher volumes, prices and positive currency effects. EBIT before special items increased by 23% to 332 million euros, driven primarily by an excellent performance in Polyurethanes, which showed strong demand and solid prices across all regions.

Sales growth in Performance Products was supported by all three divisions. Total sales for the segment were up 13% to 2.1 billion euros, driven by higher volumes, prices and positive currency effects.  EBIT before special items increased by 10% to 248 million euros.  Coatings in particular helped to deliver this strong performance.

Agricultural Products had a relatively slow start into the new year. Sales were lower at 928 million euros due to subdued demand for fungicides to combat soybean rust in Brazil and North America. The continuing appreciation of the Brazilian Real, and low prices for agricultural commodities continue to put pressure on our customers. This is in contrast to our herbicide business that we were able to expand in all regions. EBIT before special items was down 23% to 213 million euros. This was due to the lower fungicides sales, higher R&D expenditures and higher marketing costs related to the development of new market segments.

In Fine Chemicals sales were up in aroma chemicals, vitamin A and E for animal nutrition as well as in pharma solutions on the back of our acquisition of

Analyst Conference Call Script, May 4, 2006	6

Orgamol. Sales in Q1 totalled 448 million euros, up 13% year over year. EBIT before special items decreased to 11 million euros as a result of price pressure for lysin and vitamin C and increased raw material costs. These results continue to be unsatisfactory. We are focused on restructuring this business as previously announced.

In the Oil & Gas segment, we outperformed our already good Q1 2005 results. Sales increased 62% year over year to nearly 3 billion euros. This was based on a 30% rise in average crude oil prices as well as an increase in gas production and the significant expansion of our natural gas trading business.  EBIT before special items increased by 75% to 848 million euros.

In Exploration & Production, sales increased by 56 percent mainly due to higher oil prices. Oil production was slightly down due to the scheduled maintenance work at production facilities in Libya. In contrast, production of natural gas slightly increased due to higher production in Argentina and in the North Sea. EBIT before special items improved by 65 percent to 638 million euros.

In Natural Gas Trading, sales went up by 66% while earnings even doubled. This was in particular due to the long and cold winter season in Western Europe.

[“Special Items”]

Let me now touch on Special Items briefly.

In Q1 we incurred net special charges in EBIT of 16 million euros. Special charges included primarily 80 million euros for restructuring measures, which are temporarily accounted for in “Other”. As we implement the measures over the course of 2006 we will allocate the expenses to the relevant businesses.

Analyst Conference Call Script, May 4, 2006	7

Special gains of about 70 million euros in the quarter resulted from the sale of the generics agricultural products business of Micro Flo Company to Arysta LifeScience in North America.

Now I will walk you through our cash flow statement and balance sheet.

[“Statement of Cash Flows I”]

Cash flow from operations increased to over 1.4 billion euros in Q1 compared with 1.1 billion euros in the same period last year. This increase is largely due to the higher level of net income as well as further improvements in net working capital.

Based on our reported balance sheet and statements of income, we improved days of sales outstanding from 59 days in Q1 2005 to 54 days in Q1 2006. Days invested in inventories were reduced from 44 to 39 days.

Miscellaneous items reflect primarily the gains on the sale of marketable securities and the gain on the sale of Micro Flo.

[“Statement of Cash Flows II”]

We continued to invest in our business over the quarter, increasing net capital expenditures to 305 million euros compared with 216 million euros in the same period last year.  This increased investment continued to be below the level of depreciation and amortization.  Free cash flow increased year over year by 34% to 955 million euros.

As announced at our full year results, we continued our share buyback program during Q1.  We repurchased 6.3 million shares for a total of 396 million euros, or

Analyst Conference Call Script, May 4, 2006	8

an average price of 63.20 euros per share. 57 million euros of this is part of the new program to repurchase shares for a total of 500 million euros up to the company’s AGM in 2007. Today at our annual meeting we will ask shareholders to renew the authorization for share buybacks.

[“Strong Balance Sheet”]

Total assets increased by approximately 6.6% over the level at the end of 2005 to 38 billion euros.  Financial liabilities increased by 1.4 billion euros over Q4 2005 as a result of an increase in short term debt related to our commercial paper program.  Net debt was reduced by 617 million euros to 2.2 billion euros at the end of Q1.  The equity ratio stood at 47.6 percent.

[“Outlook 2006”]

We continue to expect global ecomonic growth of more than 3% in 2006.  We have adjusted our assumption for the average price of Brent crude from 55 USD per barrel to 60 USD per barrel. Our forecast for the average US dollar/euro exchange rate remains unchanged at 1.25 US dollars per euro.

Demand for our products remains strong. We will continue to attempt to compensate for higher raw materials costs through price increases and greater efficiency.  Based on the good start in the first quarter, we expect to post significantly higher sales and higher EBIT before special items compared with the previous year’s strong level, which — as you all know — was a record year for BASF.

As we have stated in the past, we are focused on investing in organic growth, shaping our business through acquisitions and remaining committed to our

Analyst Conference Call Script, May 4, 2006	9

dividend policy and share buybacks. Our strong cash position gives us the flexibility to pursue this strategy.

Let me conclude with some comments on a number of current projects designed to further strengthen our business and position BASF for profitable growth in the future.

[“Investment Project: Yuzhno Russkoye”]

Yuzhno Russkoye

On April 27, 2006 BASF and Gazprom signed an agreement to extend their successful partnership along the entire value chain. The partnership entails natural gas exploration and production in Russia, long-distance transportation and storage of gas and marketing through a joint pipeline network.

According to the agreement our subsidiary Wintershall will participate with 35% less one share in the Yuzhno Russkoye gas field. In return, Gazprom increases its interest in WINGAS to 50% less one share. Currently Gazprom has a 35% interest in WINGAS. In addition, Gazprom will participate in a Wintershall subsidiary with interests in exploration and production in Libya. With respect to marketing the gas, WINGAS will focus on marketing and selling gas in Germany. Gazprom and BASF will participate with a share of 50% each in a company which will be responsible for expanding gas marketing activities in Europe, outside of Germany.

Let me now give you an update on our acquisition projects Degussa Construction Chemicals, Johnson Polymer and Engelhard.

[“Acquisition Project: Degussa”]

As we announced on February 28, BASF reached an agreement with Degussa to acquire Degussa’s construction chemicals business. This is an attractive

Analyst Conference Call Script, May 4, 2006	10

business for us, allowing forward integration into higher margin construction chemicals and positioning BASF to take advantage of the strong growth potential in this market. The purchase price for the equity is just under 2.2 billion euros with a total transaction value, including net debt and pension obligations, equaling 2.7 billion euros. Subject to approval by the relevant authorities, closing is expected by the middle of 2006. We will focus on rapidly integrating this business.

[“Acquisition Project: Johnson Polymer”]

BASF reached agreement with Johnson Diversey, Wisconsin, to acquire Johnson Diversey’s subsidiary Johnson Polymer for USD 470 million on a cash-and-debt-free basis.

Johnson Polymer is the number one supplier of water-based resins to the graphic arts sector — a high growth area in the packaging and printing industries. The acquisition is highly complementary to BASF’s existing product portfolio of resins, technology and regional customer base. In 2005, Johnson Polymer generated sales of USD 366 million. The transaction, which still requires approval from the relevant authorities, is expected to close by the end of June 2006.

 [“Acquisition Project: Engelhard”]

On April 26 Engelhard publicly rejected BASF’s all cash offer of 38 USD per share. BASF remains the only company to have made a public offer for Engelhard. We have all regulatory clearances and are able to complete the transaction. Following the rejection of the proposed offer, we announced on May 1, 2006 that we extended the expiration date of our cash offer to acquire all outstanding shares in Engelhard Corporation until Monday, June 5, 2006. At the same time, the tender offer was increased to $38 per share.  We believe that this offer for all of Engelhard’s shares provides greater value and more certainty to

Analyst Conference Call Script, May 4, 2006	11

Engelhard’s shareholders than what may be achievable through the Engelhard leveraged recapitalization and 20 percent share buyback. BASF intends to nominate a total of five directors for election to Engelhard’s Board of Directors at Engelhard’s upcoming Annual Meeting on June 2, 2006. If Engelhard’s shareholders don’t vote in favor of our nominees, we will allow our tender offer to expire on June 5 and turn our attention to other opportunities.

As you can see, we stay disciplined and remain focused on optimizing and expanding our business where it makes strategic and financial sense in order to continue to deliver strong results for our shareholders.

Thank you very much for your attention. I would now like to take your questions.

Sophie Jourdier — Citigroup — Analyst

Just a quick question on acquisition and share buybacks, if you end up walking away from the Engelhard deal, could you just talk about the other opportunities you say you have for that cash? Are there other major similar size acquisitions possible, or is it mainly smaller acquisitions such as that one of Johnson Polymer?

Dr. Kurt Bock — BASF — CFO

With regard to Engelhard and what could be the alternative. I do not really want to speculate. But I think everybody of us is aware that right now in the chemical industry there are a lot of assets being traded and offered. People think about lots of alternatives. And BASF simply has to come to a conclusion what is best from a strategic point of view. But, as I said before also, and that is very important from a financial point of view of our shareholders, I can assure you that we will continue to be very, very disciplined.

Additional Information and Disclaimer

BASF currently intends to solicit proxies for use at Engelhard’s 2006 annual meeting of stockholders, or at any adjournment or postponement thereof, to vote in favor of BASF’s nominees identified in the revised preliminary proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”), and to vote on any other matters that shall be voted upon at Engelhard’s 2006 annual meeting of stockholders.  On May 2, 2006, BASF filed a revised preliminary proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies.  All Engelhard stockholders are strongly encouraged to read the revised preliminary proxy statement and the definitive proxy statement when it is available, because they contain important information.  Engelhard stockholders may obtain copies of the revised preliminary proxy statement and related materials for free at the SEC’s website at www.sec.gov.

The identity of people who may be considered “participants in a solicitation” of proxies from Engelhard stockholders for use at Engelhard’s 2006 annual meeting of stockholders under SEC rules and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, are contained in the revised preliminary proxy statement on Schedule 14A that BASF filed with the SEC on May 2, 2006.

This release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents), which was filed with the SEC on January 9, 2006. Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Engelhard stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This release contains forward-looking statements.  All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC.

Exhibit 99.(a)(30)

1st Quarter 2006 Financial Highlights

Dr. Kurt Bock, CFO

BASF
The Chemical Company

Analyst Conference Call

May 4, 2006

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Components of Sales Development

Change in % vs. equivalent period of previous year

2005
2006
Q1
+ 11
Q2
+ 14
Q3
+ 11
Q4
+19
Q1
+24
+ 13
+ 1
- 1
- 2
+ 13
+ 3
- 1
- 1
+ 6
+ 4
+ 2
- 1
+ 11
+ 3
+ 5
+ 12
+ 7
+ 4
+ 1
Volumes
Currency
Prices
Acquisitions/Divestitures

3

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Q1 2006 Sales by Region*

In billion EUR, changes in %

North America
+17%
2.6
South America
+13%
0.7
1.8
7.4
Europe
+27%
Asia Pacific
+30%
Total: 12.5 bn EUR

* based on location of customer

4

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BASF
The Chemical Company

Special Items

Million EUR

7

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Strong Balance Sheet

Billion EUR
38.0
35.7
38.0
35.7
Long-term assets
54 %
58 %
48 %
49 %
Stockholders' Equity
Financial debt
14 %
11 %
Short-term assets excl. liquid funds
38 %
39 %
38 %
40 %
Other liabilities
Liquid funds
8 %
3 %
Q1 2006
Q4 2005
Q1 2006
Q4 2005

Excellent financial position

10

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[GRAPHIC]

1st Quarter 2006

Financial Highlights

Dr. Kurt Bock, CFO

[LOGO]

Analyst Conference Call

May 4, 2006

[LOGO]	Income Statement Highlights I

Million EUR

	Q1	Q1
	2006	2005	Δ%
Sales	12,515	10,083	24
EBIT before special items	1,865	1,563	19
EBIT	1,849	1,499	23
Net income	950	861	10
Cash provided by operating activities	1,448	1,104	31

Components of Sales Development

Change in % vs. equivalent period of previous year

[CHART]

Q1 2006 Sales by Region*

In billion EUR, changes in %

[GRAPHIC]

Total: 12.5 bn EUR

* based on location of customer

Income Statement Highlights II

Million EUR

	Q1	Q1
	2006	2005	Δ%
EBIT	1,849	1,499	23
Financial result	21	45	(53)
thereof
(Expenses)/income from financial assets	15	71	(79)
Interest result	(48)	(40)	(20)
Other financial results	54	14	286
Income before taxes and minority interests	1,870	1,544	21
Net Income	950	861	10
EPS* (in EUR)	1.87	1.60	17

*            Based on an average of 509 million shares outstanding in Q1 2006

(Average Q1 2005: 537 million shares)

Segment Performance
Q1 2006 vs. Q1 2005

Million EUR

		Sales	Δ%	EBIT*	Δ
Chemicals		2,239	23	317	(109)
Plastics		3,091	10	332	63
Performance Products		2,147	13	248	23
Agricultural Products & Nutrition		1,376	2	224	(72)
thereof	Agricultural Products	928	(3)	213	(63)
	Fine Chemicals	448	13	11	(9)
Oil & Gas		2,985	62	848	364
thereof	Exploration & Production	1,081	56	638	252
	Gas Trading	1,904	66	210	112
Other		677	89	(104)	33

* Before special items

Special Items

Million EUR

	Q1	Q1
	2006	2005
Special items included in EBIT	(16)	(64)
Special items included in financial result	—	—
Total	(16)	(64)

Statement of Cash Flows I

Million EUR

	Q1	Q1
	2006	2005
Cash provided by operating activities	1,448	1,104
Net income	950	861
Depreciation and amortization of long-term assets	552	521
Changes in net working capital	61	(175)
Miscellaneous items	(115)	(103)

Statement of Cash Flows II

Million EUR

	Q1	Q1
	2006	2005
Cash used in investing activities	(305)	(216)
Payments related to tangible and intangible fixed assets	(493)	(393)
Acquisitions / divestitures	(7)	139
Financial investments and other items	195	38
Cash used in financing activities	945	(140)
Proceeds from capital increases / (decreases)	(377)	(264)
Changes in financial indebtedness	1,407	143
Dividends	(85)	(19)

Strong Balance Sheet

Billion EUR

[CHART]

Excellent financial position

•                  Net debt down by 617 billion EUR to 2.2 billion EUR

•                  Liquid funds increased from 1.1 billion EUR to 3.1 billion EUR

Outlook 2006

Assumptions:

•                  Average oil prices (Brent) of about $60/bbl

•                  Average euro/dollar exchange rate of $1.25 per euro

•                  Global economic growth of more than 3% in 2006

The good start in the first quarter confirms our positive outlook for the full year. We expect to post significantly higher sales and higher EBIT before special items compared with the previous year’s strong level.

Risk factors continue to be the political situation in regional hotspots and the development of the crude oil price.

Investment Project: Yuzhno Russkoye Gas Field

•                  On April 27, 2006 BASF and Gazprom signed an agreement to extend their partnership:

•                  BASF subsidiary Wintershall participates with 35% less one share in the Yuzhno Russkoye gas field

•                  Gazprom will hold in the future 50% less one share of WINGAS

•                  BASF and Gazprom will participate with 50% each in a company focussing on gas trading in Europe (outside Germany)

•                  Gazprom will participate in a Wintershall subsidiary for E&P activities in Libya

[GRAPHIC]

Acquisition Project: Degussa Construction Chemicals

•              On February 28, 2006 BASF reached agreement with Degussato acquire the construction chemicals business

•              Excellent strategic fit for BASF:

•                  Strong market growth (4-5 % p.a.)

•                  High margins

•                  Resilient against economic cycles

•                  Access to additional customers (forward integration)

•                  Purchase price for equity: ~ 2.2 bn EUR; Transaction value: ~ 2.7 bn EUR

•                  Closing expected by the middle of 2006 (subject to approval of relevant authorities)

[GRAPHIC]

Acquisition Project: Johnson Polymer

•                  Johnson Polymer is one of the world’s leading producers and suppliers of water-based resins for the graphic arts and coatings industries

•                  Excellent strategic fit:

•                  5% growth of water-based resins market

•                  Complementary to BASF’s existing portfolio of resins, technologies and customer base

•                  Significant cross-selling opportunities

•                  Strong R&D platform including world-class proprietary technology

•                  Contributes to reduced earnings cyclicality

•                  Transaction value: USD 470 million

•                  Expected closing: End of June 2006

[GRAPHIC]

Acquisition Project: Engelhard

•                  BASF made a tender offer to acquire 100% of the outstanding shares of the U.S. catalyst company Engelhard on January 9, 2006

•                  On May 1, 2006 BASF has extended the expiration date of its offer until June 5, 2006 and increased the cash price offered to $38 per share

•                  BASF intends to nominate a total of five directors for election to Engelhard’s board at the AGM

•                  BASF believes its offer provides greater value and more certainty than Engelhard’s leveraged recapitalization and 20% share buyback

[GRAPHIC]

Additional Information and Disclaimer

BASF currently intends to solicit proxies for use at Engelhard’s 2006 annual meeting of stockholders, or at any adjournment or postponement thereof, to vote in favor of BASF’s nominees identified in the revised preliminary proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”), and to vote on any other matters that shall be voted upon at Engelhard’s 2006 annual meeting of stockholders.  On May 2, 2006, BASF filed a revised preliminary proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies.  All Engelhard stockholders are strongly encouraged to read the revised preliminary proxy statement and the definitive proxy statement when it is available, because they contain important information.  Engelhard stockholders may obtain copies of the revised preliminary proxy statement and related materials for free at the SEC’s website at www.sec.gov.

The identity of people who may be considered “participants in a solicitation” of proxies from Engelhard stockholders for use at Engelhard’s 2006 annual meeting of stockholders under SEC rules and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, are contained in the revised preliminary proxy statement on Schedule 14A that BASF filed with the SEC on May 2, 2006.

This presentation is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents), which was filed with the SEC on January 9, 2006. Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Engelhard stockholders may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This presentation contains forward-looking statements.  All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC.

[LOGO]

The Chemical Company

Exhibit 99.(a)31

BASF Aktiengesellschaft

54th Annual Meeting

May 4, 2006

Speech by Dr. Jürgen Hambrecht

Chairman of the Board of Executive Directors of BASF Aktiengesellschaft, Ludwigshafen

The spoken word applies.

Good morning, ladies and gentlemen, shareholders,

It is my pleasure to welcome you, also on behalf of the board of executive directors, to the Annual Meeting of BASF – The Chemical Company.

Last year at this meeting I gave you my promise that the BASF team would continue to write new chapters in our company’s success story. We have kept our promise: In 2005 we posted the best results in the entire history of BASF. We are proud of this achievement.

•                  We again grew profitably and faster than the market.

•                  We set new records in sales and earnings.

•                  We earned an even higher premium on our cost of capital.

•                  And we set the course for our future success.

This shows that BASF is a reliable partner when it comes to achieving success. Ladies and gentlemen, our strong performance is thanks to a strong team. I am therefore sure that I also speak for you in expressing my heartfelt thanks to all of our employees throughout the world for their outstanding commitment.

You, our shareholders, benefit especially from the exceptional performance of the BASF team: This year we are again proposing to increase our dividend, namely by €0.30 to €2.00 per share.

In 2005, BASF shares rose in value by over 26 percent, outperforming the EURO STOXXSM index. BASF is committed to sustainable success. That is why it pays to invest in our stock over the long term. Shareholders who invested in BASF stock 10 years ago and reinvested the dividends in additional purchases of BASF shares, would have enjoyed a 434 percent increase in value. This corresponds to an average annual return of 18.2 percent.

Our share buyback program, on which we spent a total of €1.4 billion in 2005, has also contributed to this development. We plan to continue to buy back BASF shares and today ask for your approval to do so. Our declared goal is to create sustainable value by following our four strategic guidelines:

•                  Earn a premium on our cost of capital

•                  Help our customers to be more successful

•                  Form the best team in industry

•                  Ensure sustainable development

We are persistently implementing this strategy. In 2005 and the first months of this year, we set our course for further profitable growth, for greater cyclical resilience and thus for a long-term increase in the value of your investment. I would like to talk about four specific topics:

•                  Enhancing our efficiency

•                  Optimizing our portfolio

•                  Investing in growth markets

•                  Developing innovations for the markets of the future

Our business performance in 2005 shows that we have adopted the right course. Because I am sure that you are primarily interested in hearing about how our success story will continue, I will therefore mention only a few highlights from the previous year. Further details and figures are provided in our financial report, which you can ask to be sent to you or take with you today.

In 2005, BASF Group sales increased by just under 14 percent to €42.7 billion. Income from operations (EBIT) before special items climbed to a record €6.1 billion – an increase of over 17 percent. We increased the premium earned on our cost of capital to €2.35 billion, thus creating additional value for you, ladies and gentlemen.

All of our segments contributed to our profitable growth in 2005: Chemicals, Plastics, Performance Products, Agricultural Products & Nutrition, and Oil & Gas especially. Sales by location of company also increased in all regions.

I am particularly pleased to announce that we have continued our success story with another top performance in the first quarter of 2006: We increased sales by 24 percent to €12.5 billion and EBIT before special items by more than 19 percent to almost €1.9 billion.

Our business has continued to develop very positively since the beginning of 2006, and the level of orders remains extremely robust. We have seen two strong years in a row,

and we are confident that we will continue our successful performance in 2006. We aim to continue to grow faster than the market. Above all, though, we want to achieve profitable growth. We expect to post higher EBIT before special items compared with the previous year’s strong level. This depends, of course, on a stable geopolitical environment and the development of the crude oil price.

On the basis of the four topics I mentioned previously, I will now outline how we successfully implemented our strategy in 2005 and the first months of 2006 to lay the foundation for future profitable growth.

Enhancing our efficiency

I would like to start with the topic of efficiency. In the past year, we have undertaken a number of measures to become even more efficient.

In North America, for example, we reached our savings goal of $250 million faster than planned and made our business more competitive. Our hard work in the region already paid off last year: Earnings in North America were outstanding, with EBIT tripling compared with 2004. We have now set ourselves the goal of reducing our annual costs in North America by a further $150 million by mid-2007, thus achieving savings totaling $400 million per year.

What applies in North America, also applies elsewhere in the world. In all regions, we are working hard to increase our efficiency and create a solid basis for new, profitable growth.

Optimizing our portfolio

BASF is The Chemical Company, the world’s leading chemical company. We want to remain so in the future, and improve our position further. Our motto is to strengthen strengths and eliminate weaknesses to make our portfolio more competitive and cyclically resilient.

In 2005, we sold two businesses that were highly cyclical and not particularly well integrated in our Verbund: our structurally weak polystyrene business in North America and, in particular, our polyolefins business, in other words our stake in Basell, our joint venture with Shell.

By contrast, we acquired a number of customer-oriented, highly innovative businesses in the past year. These included the electronic chemicals business that we acquired from Merck KGaA, Darmstadt, Germany, and, in the field of pharma contract manufacturing, the Swiss fine chemicals manufacturer Orgamol S. A. Both of these acquisitions improve our competitive position and open up considerable growth potential worldwide in attractive markets.

In the first quarter of 2006, we made a further major step by acquiring the construction chemicals business of Degussa AG, Düsseldorf, Germany. The global market for construction chemicals is driven by innovations: It is growing at a rate of 4 to 5 percent annually with margins that are relatively resistant to cyclicality. With global sales of nearly €2 billion, Degussa’s construction chemicals business has an excellent position in this market. This attractive acquisition also brings us a step closer to end consumers.

We announced our most recent acquisition only two days ago: Johnson Polymer, one of the world’s leading producers and suppliers of water-based resins for the production of coatings and printing systems. In recent years, this company has grown faster than the market by more than 5 percent and has been profitable.

This acquisition will further improve our position in the fast-growing coating resins business. At the same time, we are supplementing our expertise with innovative technologies and strengthening our market presence in North America.

The planned acquisition of Engelhard Corporation, headquartered in Iselin, New Jersey, continues to be followed with particular interest.

Engelhard is a leading supplier of materials used for catalysis and surface treatment. The market for catalysts is growing dynamically. Catalysts are becoming increasingly important, and not just in automobiles. They are also essential in industrial applications.

The acquisition of Engelhard would make BASF one of the world’s leading suppliers in this growth market and create a unique technology platform for catalysts. This would open up enormous potential for innovations and growth. We will continue the acquisition process in a very disciplined manner. We hope to bring it to a successful conclusion despite the defense arguments of Engelhard’s management, which fail to convince us.

Ladies and gentlemen, as you can see from these examples, we are making strategic, and in some cases major, acquisitions to ensure that BASF’s portfolio becomes even more competitive, profitable and cyclically resilient.

Furthermore, our goal is to make even better use of our innovativeness and global market position. Our solid financial structure provides us with the necessary room for maneuver.

Investing in growth markets

Portfolio optimization is an ongoing strategic task. The same applies to investments in growth markets. This brings me to my third topic.

I would like to single out two major future-oriented projects: the opening of our new Verbund site in Nanjing, China; and the deepening of our cooperation with the Russian natural gas company Gazprom.

Our site in Nanjing, the largest single investment project in BASF’s history, started operations in 2005, only four years after groundbreaking. It represents a masterpiece of engineering, logistics and cooperation. At the same time, it is an impressive testament to the strengths of our outstanding BASF team.

The Nanjing site is operating at full capacity and is already contributing to BASF’s earnings. We want to build on this solid basis by expanding steam cracker capacity and by adding further downstream plants. On top of this come major isocyanate capacities, which will come on stream near Shanghai in mid-2006. We are thus well on track to achieving 10 percent of our sales in our chemical businesses in China in the next four years.

Asia’s significance as an important market for BASF will continue to increase. We therefore plan to invest an additional €1 billion to expand our business in the region by 2009.

Our strength in Asia will benefit the entire BASF Group – including our sites in Europe and especially in Germany.

Our goal is to achieve sustainable success. BASF therefore establishes the same high standards in Asia as elsewhere in the world. A study conducted by German Technical Cooperation (GTZ) demonstrates that BASF’s activities in Nanjing are exemplary in the areas of safety, health and environmental protection and set new standards for the industry.

This is an urgent issue in view of the rapid growth in Asia, and in China especially. You have all seen how the region’s increasing thirst for energy is already affecting global energy markets. And this is likely to intensify in the future.

This brings me to a second important capital expenditures project: the expansion of our activities in the natural gas business. With the major projects we are conducting under the motto “Gas for Europe,” we want to ensure secure supplies of natural gas to Europe.

To this end, we are working together with our longstanding Russian partner Gazprom along the entire value chain in the natural gas business – from wells in Siberia to customers in Europe.

Demand for natural gas in Europe is growing continually, but domestic production is declining, especially in the North Sea. Europe will need to import natural gas from various sources, and the best way to ensure a reliable supply of gas is through partnership. Russia remains our most important partner because this is where the largest reserves are.

BASF is the first German company to participate in natural gas production in Russia via our Achimgaz joint venture with Gazprom.

Last week we were able to set an additional milestone on the road to securing reliable supplies of natural gas: Working with Gazprom, BASF’s subsidiary Wintershall will develop the huge and extremely attractive Yuzhno Russkoye natural gas field in western

Siberia and will invest more than €1 billion in the coming years. This field would be sufficient to satisfy Germany’s entire gas requirements for more than six years. The participation in the Yuzhno Russkoye field will significantly increase Wintershall’s proven reserves.

In order ensure reliable supplies of Siberian gas to consumers, we are involved in the Northern European Gas Pipeline (NEGP) joint venture. When finished, this pipeline will transport Siberian gas directly to the coast of the Baltic Sea near Greifswald in Germany. The pipeline is scheduled to start operations by 2010 and will involve a total investment of more than €2 billion.

We will use the growth potential of the European gas market to increase the value of our company. Our Russian partner Gazprom has proved to be extremely reliable over the past 17 years – contrary to the recent debate in the media. Our close and trusting relations are extremely valuable for future gas supplies to Western Europe, Germany and BASF.

Developing innovations for the markets of the future

Ladies and gentlemen, I have now reached my fourth and final topic, which is probably the most important in terms of maintaining our competitiveness over the long term: Innovations.

Innovations are the ingredients we need to earn our money in the future. The secret is to find the right recipe for successful products and services. What is needed is a combination of good ideas, outstanding research results across all disciplines, precise understanding of our markets, and powerful technological know-how.

We have therefore analyzed very carefully how we must align our research and development activities to ensure profitable growth through innovations. Three factors are particularly important:

First: We will concentrate on five growth clusters to open up new growth opportunities for ourselves and for our customers: energy management, raw materials change, nanotechnology, plant biotechnology and white (industrial) biotechnology. All of these growth areas have two things in common. They require strong interdisciplinary networking and they have the potential to find answers to critical issues of the future.

Second: We will increase our global research activities by expanding research and development in Europe and North America and by starting new research activities in Asia.

And third: We are establishing development centers in all regions to enable us to work more closely with our local customers. Our innovation offensive aims to generate a powerful technological impulse. Only in this way will be able to create organic, profitable growth for BASF over the long term through innovations. Specifically:

•                  We will again increase research and development expenditures by 8 percent in 2006 to almost €1.2 billion.

•                  We will invest approximately €800 million in our growth clusters worldwide by 2008.

•                  We will strengthen our global research team with a further 180 scientists.

While talking about innovations, I would like to come back to the issue of energy. Energy is one of the most critical issues, if not the critical issue, of the future.

We are confronted with a very difficult task in this regard: The global thirst for energy is increasing dramatically. Fossil energy sources are becoming increasingly scarce. Greenhouse gas emissions are rising sharply. This poses a number of questions: How can we secure energy supplies given this situation? How can we guarantee competitive prices? How can we ensure sustainable climate protection?

Chemistry can help to solve these urgent questions. Precisely in this area, BASF has important solutions to offer:

•                  Manufacturing processes that permit us and our customers to save energy and raw materials

•                  Products that already contribute significantly to saving resources and energy

•                  And finally, new technologies for tomorrow’s materials and energy sources

Overall, by 2008 we plan to invest about 30 percent of our research expenditures in projects that specifically aim to conserve resources.

Innovations will decide our future ladies and gentlemen. This is true for companies like BASF as well as for Germany as a location for industry.

As some of you may remember, I said at our Annual Meeting last year that people in Germany were ready to embrace innovation. And also that they were ready for more personal initiative, more optimism, more future.

Today, one year later, there is indeed a greater sense of confidence. The mood is becoming more upbeat, not only at companies, but otherwise throughout the country. This gives grounds for optimism, but even more grounds to act.

I am firmly convinced

•                  that we can change much for the better, even if it hurts at first;

•                  that we can accomplish a lot by having the courage to leave the beaten path and attempt something new; and

•                  that we can shape the future together – if we all are willing to do so.

We at BASF are willing to do so, and we will do our best to make our contribution. We are committed to Germany as a location for business. Ludwigshafen is the world’s largest chemical site. Our roots are here. And only if our roots are strong, can we grow and prosper throughout the world.

We want to help Germany move forward: with our chemistry, with our experience, and with the commitment of all our employees.

There is still a lot to do in this country. BASF and other companies have taken the lead by setting good examples such as the nation-wide Knowledge Factory initiative, the “Language Makes You Strong” project for children at daycare centers, or, here in the Rhine-Neckar metropolitan region, the Training Verbund and programs like “Youth Thinks Future.”

We want to help get Germany in shape to take on the top international competition. In the coming weeks, we will see whether Germany is world-class in soccer. I’m keeping my fingers crossed.

BASF certainly is world-class, and I hope that my words today have convinced you of this. I can assure you that the whole BASF team will do its utmost to ensure that we hold on to the world cup in chemistry.

I have presented four areas in which we are paving the way for BASF’s future profitable growth:

•                  By increasing our efficiency

•                  By improving our portfolio with attractive new businesses

•                  By investing in growth markets

•                  By means of innovations that open up promising new markets

I would like to thank you, our shareholders, most sincerely for your past support. I hope that we can continue to count on your support in the future and that you will demonstrate your trust in us by investing in BASF. Please join us in writing another chapter in the success story of BASF – The Chemical Company.

Additional Information and Disclaimer

BASF currently intends to solicit proxies for use at Engelhard’s 2006 annual meeting of stockholders, or at any adjournment or postponement thereof, to vote in favor of BASF’s nominees identified in the revised preliminary proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”), and to vote on any other matters that shall be voted upon at Engelhard’s 2006 annual meeting of stockholders.  On May 2, 2006, BASF filed a revised preliminary proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies.  All Engelhard stockholders are strongly encouraged to read the revised preliminary proxy statement and the definitive proxy statement when it is available, because they contain important information.  Engelhard stockholders may obtain copies of the revised preliminary proxy statement and related materials for free at the SEC’s website at www.sec.gov.

The identity of people who may be considered “participants in a solicitation” of proxies from Engelhard stockholders for use at Engelhard’s 2006 annual meeting of stockholders under SEC rules and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, are contained in the revised preliminary proxy statement on Schedule 14A that BASF filed with the SEC on May 2, 2006.

This release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents), which was filed with the SEC on January 9, 2006. Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Engelhard stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This release contains forward-looking statements.  All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC.